Exhibit 4.22

Amendment Number 3
To
Advisory Agreement

This amendment (the “Amendment”) is entered into this 7 day of November, 2013, by and between B.O.S. Better Online Solutions Ltd., a company incorporated under the laws of the State of Israel, having a place of business at 20 Freiman St., Rishon LeZion, Israel (the “Company”) and Telegraph Hill Group LLC, having its offices at 582 Market Street, Suite 700, San Francisco, Ca 94104, USA (“THG”) (and together with the Company, the “Parties”).

Whereas,	The Parties to this Amendment have entered into a certain Advisory Agreement dated September 1, 2009, as amended on November 16, 2009 and February 8 2013 (the “Advisory Agreement”); and

Whereas,	The Parties desire to amend certain terms and provisions of the Advisory Agreement, all as more fully set forth herein.

Now therefore, the Parties hereby agree as follows:

1.	General Provisions

1.1.	Except for the amendments explicitly set forth herein and in the previous Amendments, all other terms and conditions of the Employment Agreement remain in full force and effect.

1.2.	Any term not specifically defined herein shall have the meaning ascribed thereto in the Advisory Agreement.

2.	Amendment to Advisory Agreement

2.1.	Section 4.1C – shall be replaced in its entirety with the following:

“The parties hereby agree that commencing on January 2013 THCap shall be paid a retainer for business development services that it provides for the Company. The retainer will be in an amount of $3,650 per month, and will be paid in the Company’s Ordinary Shares as follows:

Payment will be made once a quarter, on the last business day of each quarter.

The price per share used for the share consideration calculation will be equal to the weighted average closing price of the Ordinary Shares on the applicable stock market on the 20 trading days ending on the last day of the applicable quarter.”

2.2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

In Witness Whereof, the parties have hereunto set their hand upon the date hereof.

B.O.S. Better Online Solutions Ltd.	Telegraph Hill Group LLC

Name:	Name:
Title:	Title: